Exhibit 99.1

NEWS RELEASE

	Contacts:	Trey Stolz,
VP Investor Relations
Basic Energy Services, Inc.
817-334-4100

Jack Lascar / Kaitlin Ross
FOR IMMEDIATE RELEASE		Dennard Lascar Investor Relations
713-529-6600

BASIC ENERGY SERVICES ANNOUNCES OFFERING OF
SENIOR SECURED NOTES
FORT WORTH, Texas - February 28, 2018 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced that the Company intends to offer, subject to market and other conditions, $300 million aggregate principal amount of senior secured notes due 2023 (the “notes”) through a private offering to qualified institutional buyers pursuant to Rule 144A and to certain persons outside of the United States pursuant to Regulation S, each under the Securities Act of 1933, as amended (the “Act”).
The notes will be secured, senior obligations of the Company, and interest will be payable semi-annually in arrears. The notes will be guaranteed on a senior secured basis by Basic’s existing material subsidiaries (excluding certain finance-related subsidiaries). The notes will initially be secured by a first-priority lien on substantially all of the assets of the Company and the subsidiary guarantors other than accounts receivable, inventory and certain related assets.
Basic intends to use the net proceeds of the proposed offering to repay Basic’s existing indebtedness under its existing Second Amended and Restated Term Loan Agreement, to repay Basic’s outstanding borrowings under its asset-based secured revolving credit facility, and for general corporate purposes.
Neither the notes nor the related guarantees have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Safe Harbor Statement

This press release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Additionally, forward-looking statements are subject to certain risks, trends, and uncertainties. Basic cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Basic does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise except as required by law. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2017 filed with the U.S. Securities and Exchange Commission.

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